July 16, 2001



Securities and Exchange Commission
Washington DC 20549

Dear Sir or Madam:

On behalf of Ralph A. Eatz, who is an officer and director of Immucor, Inc. (the "Company"), we are transmitting the Annual Statement of Changes in Beneficial Ownership on Form 5 with respect to the Company's Common Stock.

Sincerely,

/s/Edward L. Gallup

Edward L. Gallup
President

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5
               Annual Statement of Changes in Beneficial Ownership

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
      1934, Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

___      Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See  Instructions 1(b).
___      Form 3 Holdings Reported
___      Form 4 Transactions Reported

1.       Name and Address of Reporting Person

         Ralph A. Eatz
         3130 Gateway Drive
         PO Box 5625
         Norcross, GA  30091-5625

2.       Issuer Name and Ticker or Trading Symbol

         Immucor, Inc./BLUD

3.       IRS or Social Security Number of Reporting Person (Voluntary)

         ###-##-####

4.       Statement for Month/Year

         5/01

5.       If Amendment, Date of Original (Month/Year)

         N/A

6.       Relationship of Reporting Person to Issuer (check all applicable)

         X        Director
         X        Officer (give title below)
                  10% Owner
                  Other (specify below)

         Sr. Vice President - Operations

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security   (Instr.3)

         N/A

2.       Transaction Date (Month/Day/Year)

         N/A

3.       Transaction Code (Instr. 8)

         N/A

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         Amount               (A) or (D)        Price
         N/A                        N/A

5.       Amount of Securities               6.  Ownership Form:
         Beneficially Owned at                   Direct (D) or Indirect (I)
         End of Issuer's Fiscal                  (Instr. 4)
         Year (Instr. 3 and 4)

                  188,161                         D
                      115                         I
         Total    188,276


7.  Nature of Indirect Beneficial Ownership (Instr. 4)

          by wife



TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)


1.       Title of Derivative Security (Instr. 3)

         Stock Option - Right to buy

2.       Conversion or Exercise Price of Derivative Security

         (i)      $9.33 per share

3.       Transaction Date (Month/Day/Year)

         (i)      12/6/00

4.       Transaction Code (Instr. 8)

         E

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         (A)                        (D)
         (i)      N/A               89,250

6.       Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable           Expiration Date
         N/A                                N/A


7.       Title and Amount of Underlying Securities (Instr. 3 and 4)

         Title                                       Amount or Number of Shares
         N/A                                         N/A

8.       Price of Derivative Security (Instr. 5)

         N/A

9.       Number of Derivative Securities Beneficially Owned at End of Year
          (Instr. 4)

            229,250  (options previously reported)
            (89,250)
            140,000

10.      Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
          (Instr. 4)

         D

11.      Nature of Indirect Beneficial Ownership (Instr. 4)

         N/A

Explanation of Responses:

NA


/s/ Ralph A. Eatz, by Steven C. Ramsey as Power of Attorney
-----------------------------------------------------------
Signature of Reporting Person

7/13/01
Date